Exhibit 10.1

EMPLOYMENT CONTRACT

between

Garrett Motion Sàrl, headquartered at Z.A. La Pièce 16, 1180 Rolle, Switzerland

(The “Company”);

Garrett Motion Inc. a Delaware registered company headquartered at Z.A. La Pièce 16, 1180

Rolle Switzerland (“GTX”)

and

Sean Deason of Avenue de Fre 15, 1180 Uccle, Belgium

1.	Interpretation
1.1

Throughout this Agreement, any reference to the term “Group Company” shall mean the Company and all companies which are for the time being either a Holding Company of the Company or a Subsidiary Company of either the Company or any such Holding Company (and “Subsidiary Company” and “Holding Company” shall have the meanings ascribed to them by art. 5 para. 1 Ordinance on Merger Control).

1.2	For the avoidance of doubt, reference to the “Group” shall be taken to mean the Company, any Subsidiary Company, any Holding Company and/or any company within the Garrett Motion Inc. corporate group.
2.	Date of Commencement of Employment
2.1	Your employment with the Company under this Agreement shall begin with effect from June 15, 2020 at the earliest and subject to the obtaining of proper work authorization.
3.	Employee Warranties
3.1	By entering into this Agreement:
(a)

you warrant that you are not bound by, nor subject to any court order, arrangement, obligation (express or implied), restriction or undertaking (contractual or otherwise) which prohibits you or restricts you from entering into this Agreement;

(b)

you undertake to indemnify the Company and/or any Group Company against any claims, costs, damages, liabilities and/or expenses which the Company and/or any Group Company may incur as a result of any claim that you are in breach of any order, arrangement, obligation, restriction or undertaking referred to in clause 3.1(a) above;

(c)

you warrant that you are entitled to work in Rolle, Canton of Vaud, Switzerland, on behalf of the Company and that will notify the Company immediately if you cease to be so entitled during the course of your employment;

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(d)

you warrant that you have no previous convictions relating to (and have not previously been reported for or been the subject to investigation for) bribery-related offences (including, without limitation, offences under local applicable anti-bribery legislation).

4.	Job Title, Duration of Employment & Duties
4.1	Your job title is Senior Vice President, Chief Financial Officer which is a full-time permanent role.
4.2

Your duties in such role are to be commensurate with the job title, together with all lawful and reasonable requests made to you in relation to the business operations of the Company and the Group (and any changes therein) from time to time.

4.3

In addition to your role as Chief Financial Officer, you may be appointed as executive officer of GTX.  Your role with GTX is limited to the participation in GTX board meetings and will be in accordance with the Garrett Motion Global Business Guidelines, as amended from time to time.  You will not carry out any of the GTX activities in Switzerland nor under your role and employment with the Company.

This executive officer position and related duties within Garrett Motion Inc. does not represent a substantial part of your working time and should normally require no more than 15 days out of 240 working days of your working time per calendar year.

4.4

You agree that you shall faithfully and diligently carry out all work and tasks which are entrusted to you, always safeguarding the interests of the Company and of the Group in this regard.  You must not during your employment with the Company (whether or not during or outside your normal working hours) carry out any work for (or be involved) in any other business for yourself or any other person, firm, company or organization, without first obtaining written permission from the Company.  In all cases, it is your obligation to declare any conflict of interest or potential conflict of interest that may arise during the course of your employment with the Company and in accordance with the Group’s Code of Business Conduct or such other conflict of interest policies and procedures in place from time to time.

4.5	In addition, you also agree:
(a)	to do your work with care and integrity, taking account of time, place and agreed conditions;
(b)	to act in conformity with orders and instructions given by the Company and/or the Group (or their representatives) in order to fulfil your duties under this Agreement;
(c)

to protect the Company’s interests at all time.  You are consequently prohibited during the term of your employment with the Company from committing or participating in any act of unfair competition and from any act prejudicial to the Company, the Group and its employees;

(d)

to refrain, during your employment and following its termination (for whatever reason) from divulging any confidential and/or commercially sensitive information of the Company and/or the Group which you only became aware of by virtue of your employment with the Company;

(e)	to refrain from anything which may be harmful either to your own safety or to that of Company, the Group and/or any of the Group’s staff or third parties;

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(f)	to comply at all times with the Company’s Code of Business Conduct and/or any policies in procedures in place from time to time.
5.	Normal Place of Work
5.1	Your normal place of work is at the Company’s premises in Rolle, Canton of Vaud, Switzerland.
5.2

In addition, noting the seniority and global nature of your role, you understand that your employment with the Company requires flexibility and as such, you agree to travel to such other locations as the Company and/or the Group may from time to time require, including overseas.

6.	Normal Hours of Work
6.1	Your agreed mandatory working hours are at least 40 hours per week, distributed over five days.
6.2

Noting the seniority and global nature of your role, you understand that you shall have to work beyond such mandatory working hours and/or work timetable in order to properly fulfil your duties.  You acknowledge and agree that the basic salary set out in clause 7 below sufficiently takes into account the need for you to work such additional hours as may be necessary from time-to-time, and so you expressly renounce receipt of any additional remuneration compensation for any such extra/overtime hours.

7.	Basic Salary
7.1	Your basic salary will be CHF 570’000 gross per annum, payable in 13 instalments (the “Basic Salary”).
7.2

Your duties in relation with your role as executive officer of GTX, as described in clause 4.3 above will be compensated by a lump sum gross payment of 35’625 CHF per annum, determined on the basis of 15 out of 240 working days per calendar year.  You agree that this gross payment is already included in the Basic Salary mentioned above in clause 7.1.  It will be paid through your ordinary Swiss monthly pay slip on a pro-rata basis through your thirteen ordinary Swiss monthly pay slips by Garrett Motion Sàrl on behalf of GTX and subject to any applicable income tax and social security and pension contributions.  This amount is considered an intercompany liability and will be settled as soon as reasonably practicable (and in no event more than 21 days) each month between the two entities during the normal payroll cycle.

7.3

Your Basic Salary will accrue from day-to-day and is payable by credit transfer into your nominated bank account by twelve equal monthly payments and a thirteenth month payment (prorated accordingly), subject to all applicable statutory or contractual deductions that the Company is obliged to make.  Such deductions could include withholding for OASI (AVS) / DI (AI) / ALI (APG), unemployment insurance, pension fund contributions, non-professional accident insurance, or withholding taxes (if applicable).

The amounts of any such deductions shall be indicated in the monthly pay slip and can be changed on the basis of new legal provisions or changes in the insurance applicable to you.  Where applicable, you shall also receive family allowance payments from the Company.

7.4

The Company may at any time deduct from your Basic Salary any sums which you owe to the Company or any member of the Group, and on entering into this Agreement you give the Company express consent to make such deduction (subject at all times to applicable local law), including but not limited to the following instances:

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(a)	for each full or part day of unauthorised absence;
(b)	where you cause loss or damage to the Company’s property through your own negligence; and/or
(c)	where there is any overpayment to you of any kind.
8.	Annual Incentive Compensation
8.1

Subject to the eligibility requirements and the rules set out in Annual Incentive Compensation “ICP” in place from time to time, you are eligible to participate in “ICP” program, which shall provide you, on an annual basis, with an annual target bonus award opportunity equal to 80% of your basic salary.

8.2

Based on the rules of such annual individual bonus program in place from time to time, you may receive an annual bonus payment, which shall be made in relation to the relevant calendar year on or around the March payroll date of the subsequent calendar year.  For the avoidance of doubt, any payment made to you under the Group’s individual annual bonus program for any given calendar year, will be made subject at all time to you being in active employment (and therefore not under notice of termination of employment, regardless of whether served by you or by the Company) as at the relevant due payment date.

8.3

The Company may amend or withdraw the annual individual bonus program at any time.  Your participation in such annual individual bonus program does not guarantee the payment of any annual bonus to you and payment under such scheme, together with scale of any such payment, shall remain entirely at the discretion of the Company.  Any annual bonus payment to you shall be purely discretionary and shall not form part of your contractual remuneration under this Agreement and shall not be pensionable.  Payment of a bonus to you by the Company in any given bonus year (i.e. the relevant calendar year) shall not confer any right or entitlement for you to receive a bonus payment in any other bonus year even if a bonus has been paid under the bonus program over several consecutive years.

9.	Annual Long-Term Incentive Awards
9.1

You will be eligible to participate in annual long-term incentive awards with an initial target of 170% of your base salary, subject to the terms and conditions of the applicable stock plan and the relevant award agreements.  The size and mix of future awards will be determined by the Company’s Board of Directors.

10.	Sign-on Awards
10.1

You will receive a sign-on bonus payment amounting to CHF 1 million gross, payable during your first month of employment.  If you leave the Company for any reason within one year of your Commencement of Employment Date, the entire sign-on bonus payment will be immediately repayable by you to the Company.

11.	Pension Scheme
11.1

You shall be enrolled in the applicable pension scheme of the Company.  Contributions and benefits are determined by the pension scheme rules and regulations, as amended from time to time at the Company’s discretion.

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11.2	Your employee contributions (if any) shall be deducted by the Company from your basic salary on a monthly basis.
12.	Car Allowance
12.1

You will receive a car allowance payment of CHF 1’725 gross per month for the duration of your employment with the Company, subject to you being (and remaining) legally entitled to drive in Switzerland, to be paid at the same time and in the same manner, as your monthly payment of basic salary referred to in clause 7 above, but which shall not be treated for any purpose as part of your basic salary and shall not be pensionable.

13.	Vacation
13.1	The Company vacation year runs from January 1st to December 31st.
13.2	Your contractual paid vacation entitlement, in addition to any local applicable public holiday, is in line with the formula below (which includes previous service with an associated employer):

Less than 3 years’ service:25 days per annum

3 - 9 years’ service:27 days per annum

10 + years’ service:30 days per annum

13.3

Under Swiss labor law, the minimum entitlement is 20 days of paid vacation per year.  Holidays must be taken at a time convenient to the Company and agreed in advance with the Company, in line with any Company vacation policy in place from time to time.

14.	Illness or Accident-Related Absence
14.1

In case of your inability to perform your duties under this Agreement due to illness or accident, you shall be entitled to receive your basic salary according to the applicable terms and conditions of the Company’s insurance in place from time to time for loss of earnings due to illness or accident.

14.2

If no insurance for loss of earnings due to illness or accident has been entered into by the Company, the Company’s obligation to continue to pay you your basic salary during such period of absence due to illness or accident shall be determined by Art. 324a of the Swiss Code of Obligations (Bernese scale).

14.3	In the case of your inability to perform your duties under this Agreement due to illness or accident, your obligations shall be as follows:
(a)	on the first day of absence, to immediately notify, during the Company’s working hours, your manager of the fact of the absence and if possible the expected return to work date;
(b)

to present a medical certificate for any illness related absence exceeding three days, sent to the Company within five days of start of such absence provided, however, that the Company may at any time ask that a medical certificate be provided from the first day of absence;

(c)

if required by the Company, you agree to undergo a medical examination by a medical professional (of the Company’s choice and at the Company’s expense).  In case of any divergence of opinion between the responsible Company-appointed medical professional physician and your own medical adviser, the parties shall agree, as at that moment, to

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submit the dispute to be arbitrated by a third medical professional chosen by common agreement of the physicians for each of the parties;
(d)

you release your medical professional and the medical professional appointed by the Company from their secrecy obligation vis-à-vis the Company to the extent required for the Company to assess its rights and obligations and

(e)	the Company reserves the right to request that you return to work upon presentation of a medical certificate attesting to a complete cure/recovery.
15.	Employee Agreement relating to Trade Secrets, Proprietary and Confidential Information
15.1

Noting the seniority and global nature of your role, you agree as a condition of this Agreement to enter into the Company’s ‘Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information’, the form of which is annexed at Appendix 1 to this Agreement.

16.	Data Protection
16.1	You hereby acknowledge that you have been informed that the Company uses computerised files containing personal data and you accept that your personal data is used by the Human Resources Department.
16.2

Your personal data collected by the Company shall be processed in line with applicable data privacy legislation, and shall not be used in any manner incompatible with the purposes covered by the present provisions.  Such data makes it possible to identify you indirectly or directly, to assess your suitability for your role and to perform your employment contract and may be incorporated and used in completely controlled systems, computerised or manual.

16.3	You are informed that the data systems are managed directly or indirectly by the Company or by any member of the Group and may be stored and retained in memory.
16.4

You expressly accept the transfer of your personal data to other members of the Group or in the framework of externalisation of some functions, towards any service beneficiary, as well as incorporation of some data in similar systems in other countries, including outside Switzerland and the European Economic Area.  Those countries may have data protection laws and regulations that are different from those in Switzerland.

16.5	The Company shall require any entity receiving your personal data to afford a similar level of protection to that provided for under the laws of Switzerland.
16.6

You are informed that you have a right to access your personal data while such is being processed and/or managed by or on behalf of the Company even though the Company may have the right to restrict, delay or refuse access in accordance with applicable law.  Furthermore, you have the right to request correction of any inaccurate personal data.

17.	Probation and Termination of Employment
17.1

The first six months of employment are considered as a probation period during which either party can terminate the Agreement with a notice period of one month.  After the probation period, the Agreement may be terminated by either party giving notice in accordance with clause 17.2

17.2	Either party may terminate your employment by giving the other six months’ written notice, to take effect at the end of the relevant calendar month in which the notice expires.

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17.3

Upon either party giving the other the applicable written notice of termination as per clauses 17.1 and 17.2 above, the Company reserves the right, at its sole discretion, to place you on garden leave for any or all of your notice entitlement.  During any such period where you are placed on garden leave, all terms, conditions and benefits in relation to your employment with the Company shall remain in place, except that you will not be required to carry out any of your day-to-day duties, and you must not without (without prior approval from your manager and/or the Human Resources Department as applicable) (i) attend any workplace or premises belonging to the Company, or any other member of the Group or any customer or third party partner (whether actual or potential) of any member of the Group; or (ii) have any contact whatsoever with any staff member of the Company (whether actual or potential) or of any member of the Group (other than purely social contact); or (iii) have any contact whatsoever with any customer or third party partner (whether actual or potential) of any member of the Group.

17.4

For the avoidance of doubt, during any period that you are placed on garden leave, the Company is entitled to require you to perform modified duties and/or take any unused holiday that you have accrued.  During any such period where you are placed on garden leave, you may assume a gainful activity, provided (i) such other activity does not compete with the business of the Company or any member of the Group; (ii) such other activity does not violate any of your other duties to the Company or any member of the Group; and (iii) any income that you receive from such gainful activity shall be notified to the Company for the purposes of the Company deducting such sum from your salary and other benefits.

17.5

Notwithstanding the termination on notice provisions for either party in accordance with clauses 17.1 and 17.2 above, the Company may also terminate your employment summarily without any entitlement to notice or payment in respect of such notice by notifying you in writing for cause.

17.6

Upon the termination of your employment for whatever reason (and regardless of whether in accordance with clauses 17.1, 17.2 or 17.5 above), or upon the commencement of any garden leave in accordance with clause 17.3 above, you must immediately return all property belonging to the Company, any Group Company or any customer or third party partner (whether actual or potential) of any Group Company (including but not limited to documents, plans, records, computer programs, Company phone sim or phone device, Company laptop, Company vehicle or any other equipment, keys, credit cards, security passes and materials), as well as all confidential information belonging to the Company, any Group Company or any customer or third party partner (whether actual or potential) of any Group Company in your possession or control (including but not limited to any confidential information on computer hardware or software, whether stored on disks, equipment or otherwise), and no notes or copies of any trade secrets, sensitive information or confidential information shall be retained.  Any retention right is excluded.  You may be required to sign an undertaking that all such property and/or confidential information has been returned to the Company (or where applicable and requested, destroyed).

17.7

Further, upon the termination of your employment for whatever reason (and regardless of whether in accordance with clauses 17.1, 17.2 or 17.5 above), you agree that you will not represent yourself as being connected with the Company or any Group Company, in any capacity (other than as a former employee), or use any registered names or trading names associated with the Company and/or any Group Company.  For the avoidance of doubt, this includes such representations on LinkedIn or other social media platforms.

17.8

If applicable, upon the termination of your employment for whatever reason (and regardless of whether in accordance with clauses 17.1, 17.2 or 17.5 above), and/or at the express request of the Company, you will immediately resign from your directorship in all offices held by you in the

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Company and/or in any Group Company, and in addition, you agree to comply with all reasonable requests made by the Company to you with regards to the proper execution of any pending directorship duties prior to your termination as well as all reasonable requests necessary to complete your resignation/removal as a director.

17.9

Upon termination of your employment (other than termination of your employment by the Company for cause as set out in clause 17.5 above), as a designated officer of the Group, you shall be eligible to participate in the Garrett Motion Inc.  Severance Plan for Designated Officers (the “Officers Severance Plan”) according to the rules of the Officers Severance Plan in force from time to time.

18.	Post-Termination Restrictions
18.1	The following definitions apply for the restrictions set out in the remainder of this clause:

“Capacity” means acting as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity (whether directly or otherwise and/or whether acting on your own behalf or in conjunction with any firm, company or person).

“Relevant Period” means the 24 month period prior to the your last actual date of work while employed by the Company.

“Restricted Business” means (a) the commercialization (including but not limited to development, design, marketing, manufacturing, importing, selling, renting, or otherwise placing into commerce) of turbocharging technology and automotive software products and services; and/or (b) any other business activity which the Company or any other Group Company may be engaged in during the Relevant Period, in either case with which you were involved in to a material extent during your employment with the Company in the Relevant Period.

“Restricted Customer” means any firm, company or person who, during the Relevant Period, was a customer (or prospective customer) of the Company or any other member of the Group and with whom you had contact with or about whom you became aware or informed of during your employment with the Company.

“Restricted Partner” means any firm, company or person who, during the Relevant Period, was a client or business partner (or prospective client or business partner) of the Company or any other member of the Group and with whom you had contact with or about whom you became aware or informed of during your employment with the Company.

“Restricted Person” means anyone employed or engaged by the Company and/or any member of the Group and with whom you dealt with in the course of your employment in the Relevant Period (but excluding any employee employed in an administrative, clerical, manual or secretarial capacity); and

“Territory” means (noting the seniority and global nature of your role): (a) all jurisdictions across the globe in which the Company or any member of the Group have business operations; and/or (b) all jurisdictions globally where, during the Relevant Period, the Company and/or any member of the Group undertook Restricted Business and in respect of which during the Relevant Period you were involved or for which you had management responsibility.

18.2	In order to protect the Group’s legitimate proprietary interests, confidential information and its businesses and employees, including but not limited to, Garrett’s business methods, business

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systems, strategic plans, plans for acquisition or disposition of products, expansion plans, financial status and plans, financial data, customer lists and data, and personnel information to which you have had access to as a result of your employment with the Company, and noting the seniority and global nature of your role, you expressly covenant with the Company (for itself and as trustee and agent for each Group Company) that you shall not:

(a)

for a period of 24 months after the termination of your employment, be involved in any Capacity with any business concern in the Territory which is (or intends to be) in competition, whether directly or otherwise, with any Restricted Business;

(b)

for a period of 12 months after the termination of your employment, solicit or endeavour to entice away from the Company and/or other member of the Group, the business or custom of a Restricted Customer or Restricted Person with a view to providing goods or services to that Restricted Customer or Restricted Person in competition with any Restricted Business;

(c)

for a period of 12 months after the termination of your employment, deal or otherwise be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer or Restricted Person in the course of any business concern which is in competition with any Restricted Business; and/or

(d)

for a period of 12 months after the termination of your employment, in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Company and/or any other member of the Group, any Restricted Person (whether or not such person would be in breach of contract as a result of such employment or engagement).

18.3

None of the restrictions in clause 18.2 above shall prevent you from holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange.

18.4

The periods for which the restrictions in clause 18.2 apply shall be reduced by any period that you spend on garden leave (in accordance with clause 17.3 above) immediately before the termination of your employment.

18.5

If you receive an offer to be involved in a business concern in any Capacity during your employment with the Company, or before the expiry of the last of the covenants in clause 18.2, you shall give the person making the offer to you a copy of this clause 18 and shall tell the Company the identity of that person as soon as possible after receiving such offer.

18.6

You confirm that you have entered into the restrictions in clause 18.2 with the Company having been given sufficient time to properly consider the content and implications for you.  Further, you warrant and represent your experience and capabilities are such that the restrictions contained in clause 18.2 will not, upon the termination of your employment with the Company (for whatever reason), prevent you from obtaining employment or otherwise earning a reasonable living.

18.7

Each of the restrictions set out in clause 18.2 are intended to be separate and severable.  If any of the restrictions themselves shall be held to be void but would otherwise be valid if part of their wording were deleted or amended, such restriction shall apply with such deletion or amendment as may be necessary to make it valid or effective.

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18.8

If your employment is transferred to any firm, company, person or entity other than another Group Company (the “New Employer”) pursuant to art. 333 of the Swiss Code of Obligations, you agree that this clause 188 will apply to the benefit of such New Employer.

18.9

Noting the seniority and global nature of your role, you understand that a violation of the obligations under this clause 18 is likely to cause serious damage to the Company and/or another member of the Group.  Therefore, upon any breach of your obligations under this clause 188, you agree that you shall pay to the Company an amount equal to your last annual gross basic salary as a contractual penalty.  However, you also warrant that the payment of such contractual penalty shall not relieve you from your obligations.  The Company’s right to claim damages is expressly reserved.  Furthermore, the Company shall in any event be entitled to seek judicial enforcement of your obligations.

18.10

You further agree that a remedy at law for any breach or threatened breach of the provisions of this clause 18 would be inadequate and therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.  You acknowledge and agree that the Company may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violation of the provisions of this clause, and that money damages would not be an adequate remedy for such breach.  You acknowledge and agree that a violation of this clause would cause irreparable harm to the Company and/or the Group, and covenant that you will not assert in any proceeding that a violation or further violation of this clause: (i) will not result in irreparable harm to the Company and/or Group; or (ii) could be remedied adequately at law.  The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies available at law or equity.  In the event that a court determines that you have breached or threatened to breach this clause, you agree to reimburse the Company for all attorneys’ fees and costs incurred in enforcing its terms.  However, nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available for any such breach or threatened breach against you or your new employer, which may also include, but not be limited to, contract damages, lost profits and punitive damages.

19.	Stock Ownership Guidelines for Company Officers
19.1	As an executive officer of Garrett Motion Inc., you are required to hold a multiple of your base salary in Garrett Motion Inc. shares in accordance with its stock ownership guidelines.
20.	The Company’s Policies & Procedures
20.1

You shall be entitled to be reimbursed for reasonable out-of-pocket expenses wholly and properly incurred in the course of your duties, upon production of satisfactory evidence and subject at all times to your compliance with the Company’s Expenses policy in place from time to time.  Any credit card supplied by the Company to you shall be used only for expenses incurred by you in the course of your duties.

20.2

With respect to health and safety during work, you are obliged to respect all measures of precaution, in line with local legislation and as stated by the Company in its Health, Safety & Environment policies.

20.3

You agree at all times to adhere to and respect all policies and procedures applicable in the Company, whether referenced in this Agreement or not, as such policies and procedures might be implemented and/or amended from time to time.  In the event of differences between this Agreement and any Company policies or procedures, the provisions of this Agreement shall prevail.

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21.	Dodd-Frank Clawback
21.1

Notwithstanding any other provision of this Agreement to the contrary, in conformity with Section 10D of the United States Securities Exchange Act 1934, as amended, and any regulations promulgated, or national securities exchange listing conditions adopted, with respect thereto (collectively, the “Clawback Requirements”), if the Company is required to prepare an accounting restatement due to intentional misconduct or grossly negligent conduct with any financial reporting requirements under the securities laws, then you shall return to the Company, or forfeit if not yet paid, the amount of any “incentive-based compensation” (as defined under the Clawback Requirements) received during the three-year period preceding the date on which the Company is required to prepare the accounting restatement, based on the erroneous data, in excess of what would have been paid to you under the accounting restatement as determined by the Company in accordance with the Clawback Requirements.

22.	Relocation
22.1

This Agreement is contingent on you agreeing to relocate to the Rolle, Switzerland area.  You will be eligible for relocation assistance in accordance with the Company’s relocation guidelines.  You will be contacted by a representative from our relocation vendor after you return your signed Agreement to initiate the relocation process in accordance with the company’s relocation policy in place from time to time.

22.2	The Company agrees to pay a one-time gross relocation bonus of CHF 150’000. --, to be paid within thirty (30) days following your first day of work.

Should you terminate your employment with the Company or should the Company terminate your employment within 24 months of employment (other than for reason of redundancy), you will be required to pay back the relocation bonus in full.

22.3	The company will reimburse Cigna health insurance for yourself and your immediate dependents as per their terms & conditions. This is valid for the duration of your employment with the Company.
22.4

The company will reimburse the cost of tuition at a local international school for up to two years.  The yearly gross total amount per child should not exceed 36,000 CHF to cover applicable school fees and will be reimbursed based on School invoices.

23.	General
23.1	You must notify your manager immediately of any matter which may impact any aspect of your employment, including but not limited to the following non-exhaustive examples:
(a)	if you become aware of any breach of employment duties or any leak of confidential information;
(b)	If you become aware of any misconduct on the part of any other employee;
(c)

if you become bankrupt, of unsound mind, are disqualified from acting as a director or are subject to or involved in any professional, civil or criminal proceedings which might affect the carrying out of your duties; or

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(d)	if you commit, are charged with or are convicted of any criminal offence (excluding minor driving offences).
23.2	There are no collective agreements, which directly affect the terms and conditions of your employment.
23.3	All amendments to this Agreement shall be in writing, in English and signed by both parties.
24.	Relevant Law
24.1	The laws of Switzerland govern this Agreement and all other contractual documentation given to you.
25.	Execution
25.1	This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.
25.2

Upon execution, this Agreement shall constitute the entire agreement and understanding between the parties’ in respect of the matters dealt in it, and supersedes, cancels and nullifies any previous agreement between the parties relating to such matters including but not limited to any previous contract of employment between you and the Company (or any other member of the Group).

Executed in Rolle, 29 May 2020

/s/ Fabrice Spenninck	/s/ Sean Deason
Fabrice Spenninck	Sean Deason
Senior Vice President, Chief Human Resources and Communications
The Company	The Executive

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